INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Florida Municipal Bond Fund of
Merrill Lynch Multi-State Municipal Series Trust

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 33-39555 of our report dated September 8, 1998 appearing in the annual report to shareholders of Merrill Lynch Florida Municipal Bond Fund for the year ended July 31, 1998, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which is a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Princeton, New Jersey
November 3, 1998